Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of BB&T Corporation on Amendment No. 1 to Form S-4 of our report dated March, 7, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which report appears in The Bank of Kentucky Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in the proxy statement/prospectus.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

October 24, 2014